Exhibit 99.1

Array BioPharma Reports Financial Results for the Third Quarter of Fiscal 2011

BOULDER, Colo.--(BUSINESS WIRE)--May 2, 2011--Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the third quarter of fiscal 2011.

Array reported revenue of $17.8 million for the third quarter of fiscal 2011, compared to revenue of $18.4 million for the same period in fiscal 2010. The Company spent $15.9 million on proprietary research and development for the quarter to advance its clinical development and discovery programs compared to $17.7 million during the same period last year. Array reported a net loss of $11.5 million, or ($0.20) per share, for the third quarter, compared to a net loss of $15.2 million, or ($0.30) per share, for the same period last year. Array ended the third quarter of fiscal 2011 with $76 million in cash, cash equivalents and marketable securities. The Company also earned a $10 million milestone from Novartis for the MEK162 program during the quarter, the proceeds of which will be received during the fourth quarter of fiscal 2011.

The Company reported revenue of $52.9 million for the nine-month period ended March 31, 2011, compared to revenue of $35.9 million for the same period in fiscal 2010. Net loss for the nine months ended March 31, 2011, was $34.6 million, or ($0.63) per share, compared to a net loss of $61.8 million, or ($1.25) per share, in the same nine-month period last year.

“We’re pleased that Novartis advanced our partnered MEK inhibitor, MEK162, into the first Phase 2 oncology trial for this drug, triggering a $10 million milestone payment to Array,” said Robert E. Conway, Chief Executive Officer. “Array has a deep pipeline of cancer drugs advancing in clinical development including two partnered MEK inhibitors, a KSP inhibitor for multiple myeloma, a HER2 inhibitor for metastatic breast cancer and a p38 / Tie2 inhibitor for myelodysplastic syndrome.”

SUMMARY OF KEY DEVELOPMENT PROGRAMS

MEK162 (ARRY-162) (Novartis) – MEK inhibitor for cancer:

Array achieved a $10 million clinical research milestone in its development collaboration with Novartis. The milestone was achieved after Novartis had its first patient visit in a Phase 2 clinical trial. The Phase 2 trial is an open-label study to assess the safety and efficacy of MEK162 in patients with malignant cutaneous melanoma harboring BRAFV600E or NRAS- mutations. The trial is designed to measure the objective response rate to treatment with MEK162 when administered orally as 45 mg twice-daily to patients. The trial will also evaluate progression-free survival, safety and tolerability.

Selumetinib (AZD6244) (AstraZeneca) – MEK inhibitor for cancer:

AstraZeneca completed enrollment in two Phase 2 trials with selumetinib, which are the first two randomized Phase 2 combination trials with a MEK inhibitor:

  Selumetinib plus DTIC compared with DTIC in first line melanoma patients with BRAF- mutation. The trial completed enrollment of 91 patients in March 2010 with the primary end-point of overall survival.
  Selumetinib plus taxotere compared with taxotere in second line non-small cell lung cancer patients with KRAS-mutation. The trial completed enrollment of approximately 80 patients in July 2010 with the primary end-point of overall survival.

In addition, the National Cancer Institute has initiated a Phase 2 combination trial with selumetinib plus MK-2206, Merck’s investigational AKT inhibitor, in patients with advanced colorectal cancer.

ARRY-520 – KSP inhibitor for Multiple Myeloma:

Array has two on-going clinical trials with ARRY-520:

  Phase 2 single agent trial in patients with relapsed or refractory multiple myeloma; enrollment close to complete.
  Phase 1b combination study with ARRY-520 and Velcade® (bortezomib) in patients with relapsed or refractory multiple myeloma; enrollment on-going.

ARRY-380 – HER2 inhibitor for Breast Cancer: Patient enrollment in the Phase 1b expansion trial in metastatic breast cancer with ARRY-380 is close to complete. Array presented an update on this program at the American Association for Cancer Research Annual Meeting held in April 2011.

ARRY-614 / p38 / Tie2 inhibitor for Myelodysplastic Syndrome: Array is completing patient enrollment in the Phase 1b expansion trial with ARRY-614. In addition, Array is testing a new formulation for ARRY-614 for improved drug exposure.

AMG 151 / ARRY-403 (Amgen) – Glucokinase activator for type 2 diabetes: Array completed a Phase 1 multiple ascending dose clinical trial in patients with type 2 diabetes with AMG 151 / ARRY-403, a small-molecule glucokinase activator that Array partnered with Amgen Inc. Amgen is responsible for all future development under the collaboration agreement. Array also continued a research program, which is being funded by Amgen to identify and advance second-generation glucokinase activators.

Array will hold a conference call on Tuesday, May 3, 2011, at 9:00 a.m. eastern time to discuss these results. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Tuesday, May 3, 2011
Time:	9:00 a.m. eastern time
Toll-Free:	800.884.5695
Toll:	617.786.2960
Pass Code:	78276099

Webcast & Conference Call Slides: http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

A replay of the call will be available as a webcast on www.arraybiopharma.com.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of completion or initiation of further development of our partnered programs, our potential to earn future milestone and royalty payments under our collaboration agreements, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, and our future plans to progress, develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; our ability to attract and retain experienced scientists and management. We are providing this information as of May 2, 2011. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010

Revenue
Collaboration revenue	$3,934	$5,396	$15,024	$14,874
License and milestone revenue	13,907	12,980	37,831	21,036
Total revenue	17,841	18,376	52,855	35,910

Operating expenses
Cost of revenue	6,617	7,946	21,281	19,103
Research and development for proprietary programs	15,883	17,692	44,219	55,997
General and administrative	3,795	4,264	11,969	12,938
Total operating expenses	26,295	29,902	77,469	88,038

Loss from operations	(8,454)	(11,526)	(24,614)	(52,128)

Other income (expense)
Gains on auction rate securities, net	1,093	357	1,891	1,304
Interest income	31	164	391	726
Interest expense	(4,172)	(4,152)	(12,240)	(11,685)
Total other expense, net	(3,048)	(3,631)	(9,958)	(9,655)

Net loss	$(11,502)	$(15,157)	$(34,572)	$(61,783)

Weighted average shares outstanding -
basic and diluted	56,129	50,697	54,934	49,403

Net loss per share - basic and diluted	$(0.20)	$(0.30)	$(0.63)	$(1.25)

Summary Balance Sheet Data
(in thousands)
	March 31,	June 30,
	2011	2010

Cash, cash equivalents and marketable securities	$75,835	$128,869
Property, plant and equipment, gross	$85,444	$84,176
Working capital	$18,843	$39,367
Total assets	$113,719	$159,179
Long-term debt, net	$117,650	$112,825
Stockholders' deficit	$(144,146)	$(116,678)

CONTACT:
Array BioPharma Inc.
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com